                                                                   EXHIBIT 10.76

                  INSURANCE ADMINISTRATION SERVICES AGREEMENT

     THIS INSURANCE ADMINISTRATION SERVICES AGREEMENT ("Agreement") is effective as of the 1st day of March, 2001 ("Effective Date"), by and between INSURANCE MANAGEMENT SOLUTIONS, INC. ("IMS"), a corporation organized and existing under the laws of the State of Florida with its principal place of business located at 360 Central Avenue, St. Petersburg, Florida 33701, and RESIDENCE MUTUAL INSURANCE COMPANY (herein referred to as "Customer") having their principal place of business at 525 Broadway, Santa Monica, California 90401.

     WHEREAS, Customer wishes to engage the services of IMS to administer certain of the Customer's obligations for the lines of business ("Authorized Lines of Business") in the state(s) ("Authorized States") set forth in SCHEDULE A;

     WHEREAS, IMS wishes to provide such insurance administration services as set forth herein.

     NOW THEREFORE, IN CONSIDERATION OF the mutual covenants and agreements hereinafter set forth, the parties hereto do covenant and agree as follows:

ARTICLE I.  DEFINITIONS

Unless the context clearly requires otherwise, the following terms when used in this Agreement shall have the meanings set forth below:

A. "Affiliate" is any company which controls, is controlled by, or under common control with, a party, and "control" is defined as owning 50% or more of such entity.

B. "Authorized Lines of Business" means the lines of business expressly set forth in SCHEDULE A of this Agreement.

C. "Authorized States" means the states expressly set forth in SCHEDULE A of this Agreement.

D. "Business Day" means any day other than a Saturday, Sunday or other day which is a bank holiday for Florida State banks or an IMS paid holiday (New Year's Day, Memorial Day, Independence Day, Thanksgiving Day, day after Thanksgiving, Christmas Eve (after 12 P.M. Eastern Standard Time) and Christmas Day).

E. "Change of Control" means (a) a sale, transfer or pledge, or the issuance to a new shareholder, of fifty (50%) percent or more of the voting stock of a party hereto to any third party that is not an Affiliate of such party; or (b) a sale, transfer or pledge of a substantial portion of the material assets of a party, or any merger or consolidation of a party with another entity or entities.

F. "Insurance Administration Services" means the services set forth in this Agreement and EXHIBIT I hereto in the Authorized States in accordance with the terms of the Agreement, and all applicable laws and regulations.

G. "Insurance Program" means the Customer's insurance products within the Authorized Line(s) of Business to be offered within the Authorized States.

H. "Technical Information" means and shall include (without limitation) computer programs, databases, designs, algorithms, processes, structures, data formats, business methods, know how, and research and development information.

ARTICLE II. TERM

The term of the Agreement shall commence on the Effective Date and shall have a minimum operating term ("Minimum Operating Term") of Twenty-four (24) full calendar months following the Effective Date. However, the term of this Agreement shall automatically extend for an additional operating term ("Extended Operating Term") of twelve (12) calendar months at the end of the Minimum Operating Term, or at the end of any Extended Operating Term, unless terminated earlier pursuant to the termination provisions within Article VIII.

ARTICLE III. RESPONSIBILITIES OF IMS

A. IMS shall dedicate the human, equipment and computer resources commercially reasonably required to provide Customer with the Insurance Administration Services, during the term of this Agreement, for the Insurance Program within Authorized States specified in SCHEDULE A.

B. IMS shall designate an employee ("Account Manager") of sufficient status and authority to act as liaison with Customer to facilitate IMS' performance of the Insurance Administration Services under this Agreement. The Account Manager shall provide written and/or oral communication of the status of administration of the Insurance Administration Services as agreed to by and between Account Manager and Customer.

C. IMS shall, based on accepted industry standards and in accordance with generally accepted insurance and accounting practices as designated by the applicable regulatory bodies and the National Flood Insurance Program ("NFIP"), maintain complete and orderly records and policy and/or claims files as may be required as a result of IMS performing the Insurance Administration Services on behalf of Customer. These files shall be retained by IMS, in a format or media defined by IMS which shall be in compliance with applicable laws and regulations, for a minimum of four (4) years or the period specified by the applicable statutes regulating the preservation of records, unless the Customer requests that its records be returned to it at its expense at the expiration of the minimum four (4) year period; however, that IMS shall be entitled to retain copies thereof.

ARTICLE IV. RESPONSIBILITIES OF CUSTOMER

A. During the term of this Agreement, Customer shall provide to IMS, in a timely manner, any and all data, information and other items reasonably required to enable IMS to perform the Insurance Administration Services specified in EXHIBIT I of this Agreement. Customer represents and warrants to IMS that it owns and possesses all property rights to its corporate and subsidiary logos and hereby grants and warrants to IMS a limited, non-transferable, non-assignable, license to use Customer's corporate and subsidiary logos (and any other copyrighted or trademarked property of Customer that may be provided to IMS under this Agreement) while performing the Insurance Administration Services. Customer acknowledges and agrees that delays in delivery of required documentation, data and/or information by Customer will result in a similar delay in fulfilling Insurance Administration Services, and that such a delay in performing the Insurance Administration Services shall not be deemed a breach of the Agreement.

B. CUSTOMER ACKNOWLEDGES AND AGREES THAT IMS ASSUMES NO INSURANCE RISK FOR THE BUSINESS PROCESSED UNDER THIS AGREEMENT.

C. Customer shall designate manager level employee(s) of sufficient status and binding decision making authority to act as liaisons with IMS and to facilitate Customer's role as IMS performs the Insurance Administration Services specified in EXHIBIT I of this Agreement.

ARTICLE V.   CUSTOMER ACCESS TO RECORDS / CONFIDENTIAL INFORMATION

A. At Customer's expense, Customer will be permitted reasonable access (as set forth herein) to all records and information maintained by IMS on behalf of Customer (excluding, specifically, proprietary Technical Information) reasonably necessary to: (i) audit the completeness and accuracy of the Insurance Administration Services provided under this Agreement and reports produced for Customer pursuant to this Agreement; (ii) verify the accuracy and validity of all billings and charges to Customer under this Agreement; and (iii) verify IMS' overall compliance with the material terms of this Agreement and applicable laws and regulations.

     Access to IMS' records, for the foregoing purposes, will be provided during normal business hours upon ten (10) Business Days prior written notice to IMS by Customer for so long as IMS is required to maintain such records under this Agreement; except in the case of regulatory inquiry, in which case access will be granted on any Business Day with twenty four (24) hours of prior written notice to IMS.

     At Customer's expense, Customer will be permitted to copy those IMS records subject to audit in accordance with this Article. Upon reasonable written request by Customer, and at Customer's expense, IMS will promptly mail or fax to Customer supporting documentation concerning any specific transaction processed by IMS under the terms of this Agreement.

     IMS will provide reasonably adequate workspace for Customer to conduct audits in accordance with this Article. Further, Customer or its representatives shall take precautions, when conducting audits under this Article, not to disrupt IMS' ongoing business activities.

B. The recipient ("Recipient") of confidential data and/or information pursuant to this Agreement shall maintain the confidentiality of all data and/or information which is the property of the other party ("Disclosing Party"), whether originally supplied by the Disclosing Party, or whether generated by the Disclosing Party in the course of performing or facilitating the Insurance Administration Services under this Agreement and which is directly accessible to the Recipient or is in the possession of Recipient in the implementation, facilitation and/or performance of the Insurance Administration Services. During any term of this Agreement, Recipient may acquire, know, or have within its possession, information (including, but not limited to, Technical Information) and/or data of the Disclosing Party concerning commercial and trade affairs, rating and underwriting rules and guidelines, the identity of clients, the identity of insureds and beneficiaries, claims, benefits, rates and Agents, financial information, the Proprietary System (as defined at Article VII (A) herein), the Third Party Proprietary System (as defined in Article VII (B) herein) and business practices of the Disclosing Party ("Confidential Information"). Confidential Information which is provided in tangible form must be clearly marked "Confidential", "Proprietary" or the substantial equivalent thereof, or if orally disclosed must be clearly identified as "Confidential" or "Proprietary" at the time of the disclosure (except for IMS' Technical Information, the identity of Customer's clients, the identity of Customer's insureds and beneficiaries, claims, benefits, and Agents, which will be deemed "Confidential Information" under this Agreement, regardless of whether marked as such). Except as required by law, Recipient shall keep Disclosing Party's Confidential Information confidential and shall only use the Confidential Information in performing or facilitating the Insurance Administration Services under this Agreement. Recipient shall not disclose the Confidential Information without Disclosing Party's prior written permission except to Recipient's employees who require the information to perform or facilitate the Insurance Administration Services under this Agreement. Each party hereto, as a Recipient, warrants to the other that appropriate measures shall be taken by Recipient to safeguard the confidentiality of the Confidential Information, with a level of care at least equal to the level of care with which Recipient safeguards its own confidential or proprietary information. All employees, agents or representatives of Recipient and any third parties who are given access to the Confidential Information shall be under written obligation to Recipient to maintain such information in confidence.

IMS and Customer agree that any Recipient shall have no obligation with respect to any information or data which:

a) is already rightfully known to Recipient through means other than Disclosing Party; or

b)   is or becomes publicly known through no wrongful act of Recipient; or

c) is rightfully obtained by Recipient from a third-party without similar restriction and without breach of this Agreement; or

d)   is independently developed by Recipient without breach of this Agreement.

Disclosing Party shall retain title to all Confidential Information (whether tangible or intangible) delivered thereby pursuant to this Agreement. Recipient shall not copy, reproduce or use any Confidential Information without written authorization of Disclosing Party, except as may be reasonably required to accomplish the Insurance Administration Services under this Agreement. Upon written request of Disclosing Party Recipient shall promptly return, or destroy with specific written permission of the Disclosing Party, all tangible copies containing Confidential Information, except those copies kept in the regular course of business, or that are required to be kept pursuant to any state or federal administrative, regulatory or statutory mandates. The obligations under this Paragraph (B) shall survive the termination of this Agreement. Notwithstanding the foregoing, this Article shall not prevent the disclosure of Confidential Information to the extent legally required by any court or regulatory entity having jurisdiction over the parties.

For purposes of Article V (B), Recipient and Disclosing Party shall include within their meaning all respective subsidiaries, agents, or Affiliates of the Recipient and Disclosing Party.

ARTICLE VI. EXPENSES AND FEES

A. In consideration of IMS providing Insurance Administration Services described herein, Customer shall pay IMS, as applicable, an implementation fee ("Implementation Fee"), miscellaneous fee ("Miscellaneous Fee"), servicing fee ("Service Fee") and claim administration fee ("Claim Administration Fee") for each Authorized Line of Business, as specified in SCHEDULE B. The performance by IMS of any service or function that is outside of the scope of the Insurance Administration Services shall require the payment by Customer of additional consideration (in addition to the Service Fees) as mutually agreed between IMS and Customer.

B. Except for the Service Fee, which is based upon a percentage of the adjusted net written premium and the Claim Administration Fee, the Miscellaneous Fees specified in Section IV of SCHEDULE B hereto may be increased (up to a maximum of five percent (5%) per year from the prior year) effective as of each anniversary of the Effective Date by the percentage increase in the United States Consumer Price Index for all Urban Users (CPI-U) as reported by the United States Bureau of Labor Statistics for the most recently completed calendar year that IMS is performing services on behalf of the Customer. In the event that a vendor supplying a service or product to IMS, which service or product is used by IMS to provide the Insurance Administration Services to Customer, increases its rates charged to IMS, IMS may increase the Service Fees, Claim Administration Fees, and Miscellaneous Fees set forth in Schedule B to incorporate such increased costs and will provide Customer with documentation verifying the increase.

C. Customer shall reimburse IMS for travel, living and out-of-pocket expenses incurred by IMS personnel in the performance of training relative to the Insurance Administration Services to be performed under this Agreement.

D. Customer agrees to pay any and all tariffs and taxes that are now or may become applicable to the Insurance Administration Services rendered hereunder, including, but not limited to, sales, use, and personal property taxes, or any other form of tax based on Insurance Administration Services performed, equipment used by IMS solely for Customer, and the communicating or storage of data used by IMS solely for Customer, but excluding taxes on the net income of IMS.

E. Subject to the terms of this Agreement, all fees and expenses to be payable by Customer to IMS or any third party under this Agreement shall be paid within thirty (30) calendar days after Customer's receipt of IMS' monthly statement for all services provided to Customer under this Agreement. IMS will calculate the fees owed to IMS by Customer and will send a statement to Customer within two (2) weeks of the last day of the month for which fees are owed. Customer's failure to pay all fees and expenses when due shall be considered a material breach of this Agreement. Further, if Customer fails to pay any fees and expenses due IMS as herein provided, Customer shall pay to IMS in addition to all sums otherwise due, interest which shall accrue at 1.5% per month on such delinquency from the date the fees or expenses became past due. Failure or forbearance to exercise any of its rights and privileges hereunder shall not constitute the forfeiture or waiver of such rights and privileges on the part of IMS.

F. Prior to renewal of this Agreement for any Extended Operating Term, IMS may modify SCHEDULE B in its discretion to reflect any increase in the cost of providing the Insurance Administration Services (including, but not limited to statutory, regulatory, or judicial changes that require IMS to incur additional cost or expenses in performing the Insurance Administration Services) or to remain competitive with the rates currently being charged within the industry for like services. Any modification of SCHEDULE B shall be proposed to Customer at least six (6) months prior to the expiration of any term of this Agreement.

ARTICLE VII.   LICENSE, TRADE SECRET AND PROPRIETARY RIGHTS

A. IMS from time to time may use its own proprietary computer software products and account servicing methods and procedures ("Proprietary System"), which are identified, described or referenced in EXHIBIT I hereto, in the performance of the Insurance Administration Services. During any term of this Agreement, IMS grants a personal, non-transferable, non-assignable, non-exclusive license to Customer to use portions of the Proprietary System as necessary for IMS to perform the Insurance Administration Services under this Agreement. Further, no provision within this Agreement shall be interpreted as prohibiting IMS from selling or licensing its Proprietary System to any other customer or prospective customer of IMS.

B. IMS, from time to time, may also use proprietary third party computer software products and third party account servicing methods and procedures ("Third Party Proprietary System"), which are identified, described or referenced in EXHIBIT I hereto in the performance of the Insurance Administration Services. No provision within this Agreement shall be interpreted as prohibiting IMS or the Third Party Proprietary System vendor from selling or licensing the Third Party Proprietary System, or modifications and enhancements to the Third Party Proprietary System, to any other customer or prospective customer of IMS, so long as Customer's Confidential Information is not disclosed.

C. Other than the limited rights to use the Proprietary System and the Third Party Proprietary System, as provided in Article VII (A) and
          (B) above, this Agreement grants to Customer no right to possess or reproduce, download, reverse engineer, or obtain any other interest in, the Proprietary System or the Third Party Proprietary System, or their specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license, or sublicense the Proprietary System or the Third Party Proprietary System, nor allow any person, firm, entity or corporation to transmit, copy, reproduce, download, reverse engineer, or obtain any other interest in the Proprietary System or the Third Party Proprietary System, or their specifications in whole or in part. In the event Customer shall come into possession of any source or object code associated with the Proprietary System or the Third Party Proprietary System, Customer shall immediately notify IMS and return the source or object code associated with Proprietary System or the Third Party Proprietary System in its possession and all copies of any kind thereof to IMS.

D. Customer covenants and agrees not to close or otherwise make the Proprietary System or the Third Party Proprietary System available to any person other than employees, insurance sales agent ("Agents") or representatives of the Customer required to have access or use of the Proprietary System or the Third Party Proprietary System to facilitate IMS' or Customer's performance under this Agreement. Customer agrees to obligate each such employee, Agents, or representative to a level of care sufficient to protect the Proprietary System and the Third Party Proprietary System from unauthorized disclosure.

E. The obligations of Customer under this Article shall survive termination of this Agreement, regardless of the reason for termination.

ARTICLE VIII.  TERMINATION

A. Either party may terminate this Agreement at the end of the Minimum Operating Term or at the end of any Extended Operating Term, provided the terminating party gives the other party at least three (3) months prior written notice of such termination.

B.        This Agreement shall also terminate:

          a) at the election of the Customer, upon written notice to IMS, if IMS becomes insolvent, if it makes an assignment for the benefit of its creditors, if a petition for relief under the United States Bankruptcy Code is filed by or against it and it is not dismissed within thirty (30) days of being filed, or if a trustee, receiver or other custodian of its assets is appointed;

          b) at the election of IMS, upon written notice to Customer, if Customer becomes insolvent, if it makes an assignment for the benefit of its creditors, if a petition for relief under the United States Bankruptcy Code is filed by or against it and it is not dismissed within thirty (30) days of being filed, or if a trustee, receiver or other custodian of its assets is appointed (including, but not limited to, any proceeding pursuant to any state or federal action governing insurer insolvency);

          c) at the election of the Customer, if IMS materially breaches any provision of this Agreement and fails to cure such breach within sixty (60) days after written notice thereof is given to IMS by the Customer;

          d) at the election of IMS, if Customer materially breaches any provision of tis Agreement and fails to cure such breach within sixty (60) days after written notice thereof is given to Customer by IMS (except for Customer's failure to pay any and all fees and expenses due under Article VI of this Agreement, in which case Customer must cure such breach within thirty (30) days after written notice thereof is given to Customer by IMS);

          e) at the election of IMS, upon written notice to Customer, in the event of a Change of Control of Customer unless (i) Customer has provided IMS not less than sixty (60) days advance written notice of the proposed Change of Control and (ii) IMS has agreed in writing to such Change of Control.

The initiation under this Agreement of any dispute resolution procedure shall not prevent a party from terminating this Agreement in accordance with this
Article VIII.

C. On expiration or termination of this Agreement, IMS shall return to Customer all of Customer's Confidential Information, either in electronic or hard copy form, in IMS' possession and delete any electronic copies thereof related to the Insurance Administration Services provided by IMS during the term of this Agreement; Customer shall do the same and cause Customer's agents and representatives (including, but not limited to, any third party given access to the Confidential Information) to do the same relative to IMS' Confidential Information. Customer shall pay IMS (in accordance with SCHEDULE B then in effect) any and all Service Fees, Claim Administration Fees, Miscellaneous Fees and third party fees due IMS for Insurance Administration Services performed pursuant to this Agreement. IMS and Customer shall cooperate in any transition period during the wind-up of Insurance Administration Services provided Customer under this Agreement. If Customer requires assistance in converting

          Customer's data to a new format, or requires assistance from IMS relative to Customer's transition to an alternative claim administration arrangement, then IMS shall provide such services at the then current rates charged by IMS for the services specified in
          Section IV of SCHEDULE B. This obligations under this Paragraph (C) shall survive any termination of this Agreement.

ARTICLE IX. WARRANTIES AND COVENANTS

IMS covenants that IMS will comply in all material respects with the law of the state or states covered by this Agreement and with the rules and regulations of all regulatory authorities having jurisdiction over IMS' activities, and shall, whenever necessary, maintain at its own expense all required licenses to transact business in such states. IMS warrants to Customer that (a) IMS owns or otherwise has the right to use the Proprietary System used to perform the Insurance Administration Services, and the rights to such Proprietary System granted hereunder will not knowingly infringe upon a third party's copyright or patent rights; (b) IMS is duly authorized to transact the business of servicing insurance companies; and (c) the express warranties provided here and elsewhere in this Agreement are IMS' only warranties and no other warranty, express or implied, including any warranty or merchantability, fitness or fitness for a particular purpose, will apply to the provision of Insurance Administration Services under this Agreement.

ARTICLE X.    LIABILITY, LIMIT OF LIABILITY, INDEMNITIES AND REMEDIES

A. The parties shall assume the following obligations and liabilities as specified below and subject to the limitations on liability set forth in
     Article X, (C) below:

     a) IMS shall indemnify, defend and hold harmless Customer, its officers, directors, employees and controlling persons from any liability, cost, loss, fine, penalty, claim, demand, damage or expense, including reasonable attorneys' fees, incurred solely and directly as a result of any material breach of IMS' obligations under this Agreement or the material breach of any representation or warranty made by IMS to Customer pursuant hereto:

     b) Customer shall indemnify, defend and hold harmless IMS, its officers, directors, employees and controlling persons from any liability, cost, loss, fine, penalty, claim, demand, damage or expense, including reasonable attorney's fees, incurred solely and directly as a result of (i) any material breach of Customer's obligations under this Agreement, or (ii) the material breach of any representation or warranty made by Customer to IMS pursuant hereto;

     c) Customer agrees that in the event IMS is in violation of any code, statute or law(s) due to the acts or omissions of Customer, or the servants, employees, representatives, adjusters, or Agents of Customer, then Customer shall assume the responsibility and liability for such acts or omissions and shall indemnify and hold IMS harmless for any such liability;

B. Except for: (i) fees and expenses payable to IMS under Article VI of this Agreement; (ii) acts of fraud, or willful misconduct; (iii) violations of
     Article VII of this Agreement, and (iv) Customer's indemnification under Section D of this Article, each party's maximum liability ("Maximum Liability") to the other party for any cause whatsoever, during any one calendar year shall be limited to direct damages incurred by that party and shall not exceed the amount of compensation paid by the Customer under SCHEDULE B of this

     Agreement for the six (6) months immediately preceding the breach or cause of liability. Further, IMS shall not be liable for any lost profits, business goodwill, or other consequential, punitive, special or incidental damages incurred by Customer.

C. If data is processed in error due directly to an error or defect in the Insurance Administration Services provided by IMS, then upon IMS receiving notice of such error or defect, IMS shall reprocess such data without charge to customer.

D. Customer shall indemnify, defend and hold harmless IMS, its officers, directors, employees and controlling persons from any liability, cost, loss, fine, penalty, claim, demand, damage or expense, including reasonable attorney's fees, incurred solely and directly as a result of any actions taken, or any representations or decisions made with regard to claim handling which occurred on the Customer's behalf prior to the Effective Date of this Agreement.

E. All parties agree to promptly give the others notice upon being notified or becoming aware of any and all allegations or claims, which could give rise to a claim under this Article.


ARTICLE XI.    GENERAL AGREEMENTS

A. This Agreement and all matters arising hereunder shall be governed by and determined in accordance with the laws of the State of Florida without giving effect to any choice of law provisions.

B. The parties shall not be liable or deemed to be in default hereunder for any delay or failure in performance under this Agreement or interruption of the Insurance Administration Services resulting, directly or indirectly, from acts of God (including but not limited to weather catastrophes such as floods, hurricanes, tornadoes, windstorms, ice storms, blizzards and hail storms), civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation or any similar cause beyond the reasonable control of the parties.

C. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by hand delivery, by overnight carrier, by registered or certified mail or by facsimile transmission and shall be addressed as follows:

     As to Customer:     Residence Mutual Insurance Company
                         525 Broadway
                         Santa Monica, California 90401
                         Fax Number: (310) 395-8693
                         Attention: Principal Coordinator - NFIP

     As to IMS:          Insurance Management Solutions, Inc.
                         360 Central Avenue, 16th Floor
                         St. Petersburg, FL 33701
                         Fax Number: (727) 803-4093
                         Attention:     President

     Notices sent by hand delivery shall be deemed effective on the date of actual hand delivery. Notices sent by overnight carrier shall be deemed effective on the next Business Day after being placed into the hands of the overnight carrier. Notices sent by registered or certified mail shall be deemed effective on the fifth Business Day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be effective on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient), otherwise they shall be deemed effective on the next Business Day.

D. This Agreement, and the exhibits, schedules and appendices attached hereto, contain all of the prior oral and/or previously written agreements, representations, and arrangements between the parties hereto. There are no representations or warranties other than those set forth herein. No change or modification of this Agreement, including the exhibits, schedules and appendices hereto, shall be valid unless the same shall be in writing and signed by all of the parties hereto. All exhibits, schedules, appendices, addendum of any kind, or attachments to this Agreement shall be made a part of this Agreement and shall be subject to all terms and conditions of this Agreement. Articles V (B), VII, and VIII(c) shall survive any termination of this Agreement.

E. Words of a gender used in this Agreement shall be held to include any other gender, the words in a singular number held to include the plural, when the sentence so requires. Article headings are intended for purposes of description only and shall not be used for purposes of interpretation of this Agreement.

F. Should any part of this Agreement for any reason be declared invalid, such decision shall not effect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if the Agreement had been executed with the invalid portion thereof eliminated. It is, therefore, declared the intention of the parties hereto that each of them will have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared void.

G. If either party should bring a Court action alleging breach of this Agreement or seeking to enforce, rescind, renounce, declare, void or terminate this Agreement or any provisions thereof, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorneys' fees and costs (including legal expenses for any appeals taken), and to have the same awarded as part of the judgment in the proceeding in which such legal expenses and attorneys' fees were incurred.

H. Neither IMS nor Customer shall assign this Agreement or any of its rights hereunder without the prior written consent of the non-assigning party.

I. The parties agree not to disclose the terms and conditions of this Agreement to any third party, except (i) as required in the normal conduct of Customer's business, or (ii) as required by law or regulation including, without limitation, any Federal securities law, or regulation.

ARTICLE XII.   DISPUTE RESOLUTION PROCEDURES

A. The parties will attempt in good faith to promptly resolve any material dispute regarding this Agreement by negotiations between senior management ("Senior Management") of the parties. Senior Management of each party will meet within ten (10) calendar days of notice ("Notice of Dispute") by a party of the existence of a material dispute, at a mutually agreed time and place, to resolve the material dispute. Senior Management, who shall have the authority to settle the dispute, shall prepare and exchange memoranda stating the issues in the material dispute and their positions. If the material dispute is not resolved to the mutual satisfaction of the parties within seven (7) calendar days of the meeting of Senior Management, then the parties may attempt to resolve the controversy using mediation.

B. If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) calendar days of the issuance of a party of a Notice of Dispute, or if either party will not participate in mediation, then either party may initiate arbitration upon fifteen (15) calendar days written notice to the other party. Notwithstanding the foregoing, all deadlines specified above may be extended upon mutual written agreement of the parties.

C. Except for the right of either party to apply to a court of competent jurisdiction for review of the award of arbitration, for a temporary restraining order, preliminary injunction or other equitable relief to preserve the status quo, or disputes relating to breach of the confidentiality, non-disclosure or trade secret provisions of this Agreement, all claims, disputes, controversies and other matters relating to breach of this Agreement, and which cannot be resolved by the parties shall be settled by arbitration in accordance with this Agreement.

D. Notice requesting arbitration ("Arbitration Notice"), or any other notice made in connection therewith, shall be made in writing by one party and sent by certified mail, return receipt requested, to the other party. The Arbitration Notice shall state in particular all issues to be resolved in the view of the complaining party, shall appoint the arbitrator selected by the complaining party and shall set a tentative date for the arbitration hearing, which date shall be no sooner than forty-five (45) calendar days and no later than ninety (90) calendar days from the date that the Arbitration Notice is mailed. Within twenty (20) calendar days of receipt of the complaining party's Arbitration Notice, the respondent shall notify the complaining party of the location for conducting arbitration and the name of its appointed arbitrator. When the two arbitrators have been appointed, they shall agree on a third independent arbitrator and shall appoint such person by written notice to the parties signed by both arbitrators within thirty (30) calendar days from the date of the appointment of the second arbitrator. If the two arbitrators fail to agree upon the appointment of an independent arbitrator at the end of thirty (30) calendar days following the appointment of the second arbitrator, then the independent arbitrator shall be appointed by the American Arbitration Association ("AAA"), or its successor, in accordance with its then prevailing commercial arbitration rules then in effect. The three (3) arbitrators shall constitute the arbitration board ("Board").

E. The members of the Board shall be active or retired (i) lawyers or professionals familiar with insurance and/or (ii) active or former officers or management employees of insurance and/or data processing firms and/or software development companies. The person selected by the two respective arbitrators appointed by the parties shall be the umpire or chief arbitrator and must be a licensed attorney.

F. Arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association ("AAA") then in effect except as modified herein.

G. The parties agree that all then current employees of each with material relevant information will be voluntarily produced, at the employer's expense, for all proper discovery and arbitration hearings.

H. The cost of the arbitration relative to the arbitrators and the AAA ("Costs") shall be borne equally pending the arbitrators' award. Each party shall bear its own expenses for attorneys' fees. The prevailing party in any arbitration proceeding hereunder shall be entitled, in addition to such other relief as may be granted, to recover the portion of the Costs incurred by that party in connection with arbitration under the Agreement prior to the award.

I. The parties agree that the Board shall be required to render its decision in writing within thirty (30) calendar days of the conclusion of the arbitration proceedings, unless such time shall be extended by mutual written agreement of the parties.

J. With respect to any matter brought before the Board, the Board shall make a decision having regard to the intentions of the parties, the terms of this Agreement, and custom and usage of the insurance and data processing industry. Such decisions shall be in writing and shall state the findings of fact and conclusions of law upon which the decision is based, provided that such decision may not (i) award consequential, punitive, special, incidental or exemplary damages, or (ii) include a suspension of this Agreement or any provisions hereof. The decision shall be based exclusively upon the evidence presented by the parties at a hearing in which evidence shall be allowed. Said decisions may be reviewable and vacated, modified or corrected, in whole or in part, by appropriate courts of competent jurisdiction for clear abuses of discretion or errors at law by the Board. If the decision is not vacated, modified, or corrected in whole or in part upon an appeal, such decision shall be final and binding upon all parties to the proceeding and may be entered by either party in any court having competent jurisdiction.

           (The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Agreement to be effective as of the 1st day of March, 2001.


"IMS"

INSURANCE MANAGEMENT SOLUTIONS,
INC.

By: /s/ D.M. Howard
    -------------------------
As its: Pres/CEO
        ---------------------
Date: 2/12/01
      -----------------------

                                   "CUSTOMER"

"RESIDENCE MUTUAL INSURANCE
COMPANY"

By: /s/ [ILLEGIBLE]
    -------------------------
As its: Sr. V.P. & Secretary
        ---------------------
Date: 2/7/01
      -----------------------

SCHEDULES:

SCHEDULE "A" -      AUTHORIZED STATES AND INSURANCE PROGRAM
SCHEDULE "B" -      FEE SCHEDULE


EXHIBITS:

EXHIBIT 1 -         WYO FLOOD INSURANCE SERVICES

                                   SCHEDULE A

                    AUTHORIZED STATES AND INSURANCE PROGRAM


IMS shall provide Insurance Administration Services as described in EXHIBIT I for the following authorized line(s) of business ("Authorized Line of Business") in the following authorized state(s) ("Authorized States"):


1.   AUTHORIZED LINE OF BUSINESS:

     WYO Flood Insurance
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------
     --------------------------------------------------------------------------

2.   AUTHORIZED STATES:


     RESIDENCE MUTUAL:   CA, CO, NV

                                   SCHEDULE B

                                  FEE SCHEDULE

[*]

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                   EXHIBIT I
                                   ---------

                 INSURANCE ADMINISTRATION SERVICES (WYO FLOOD)
                 ---------------------------------------------

     WHEREAS, The Federal Emergency Management Agency ("FEMA") and the Federal Insurance Administration ("FIA") administer the National Flood Insurance Program ("NFIP") and Customer is an insurance company duly licensed to write flood insurance in the state or states to which this Agreement pertains and is approved by FIA to act as a Write Your Own Company ("WYO Company") under the Write Your Own Flood Insurance Program ("WYO Flood Program"), a program offered under the NFIP; and

     WHEREAS, Customer wishes to engage the services of IMS to administer certain of the Customer's obligations as a WYO Company in the state(s) ("Authorized States") set forth in SCHEDULE A.

1) DEFINITIONS. Capitalized terms not otherwise defined in the Agreement or in this Exhibit shall be construed as otherwise generally understood in the insurance and data processing industry.

2) POLICY ADMINISTRATION. IMS shall administer Customer's WYO Flood Program policies ("WYO Policies") performing the services listed hereunder in accordance with the NFIP, as amended, and all implementing regulations as well as Customer's Write Your-Own Arrangement ("Arrangement") with FEMA. The same standards by which Customer is bound shall be those by which IMS is bound to Customer.

   a)     Underwriting.
   -      Review WYO Policy application for completeness/contact
          Agent as applicable;
   -      Create WYO Policy file;
   -      Underwriting based on NFIP guidelines.

   b) Data Entry. (subject to the Internet Use Milestones specified in Schedule B)
   -      New WYO Policy business;
   -      WYO Policy changes;
   -      Mortgagee changes;
   -      WYO Flood insurance Agent changes;
   -      Endorsements;
   -      Cancellations.

   c)     WYO Policy Issuance.
   - WYO Policy for new business, renewals and endorsements where declaration page issuance is required;
   -      WYO Policy Renewal processing;
   -      WYO Policy automated rating;
   -      WYO Policy print declarations and related WYO Policy forms.

   d)     Billing & Collection.
   - Print invoices, reminders, cancellation notification, return WYO Policy premium disbursements;
   -      Mortgage activity processing;
   -      EFT processing;
   -      Process cancellations for non-payment.

     e)   Customer Service.
     -    Provide a dedicated customer service support call center;
     - Respond to Customer's WYO Policyholder and WYO flood insurance sales Agent telephone inquires;
     -    Process requests for WYO Policy changes;
     - Respond to correspondence related to WYO Policy and WYO Policy claim administration services;
     - Track and respond to complaints related to WYO Policy and/or WYO Policy claim administration services; IMS customer service hours of operation 8:00 a.m. to 8:00 p.m. Eastern Standard Time ("EST").

     f)   Bureau Reporting.
     -    Process and balance WYO Policy premium and WYO Policy loss data;
     -    Edit and correct invalid data;
     -    Prepare and mail Bureau transmittals;
     -    To the best of IMS knowledge, provide on-going regulatory changes;
     -    Maintain WYO Policy history files.

     g)   Accounting Administration/Premium.
     -    Posting, balancing, and control of WYO Policy premium receivable;
     - Accounting and payment of Customer's WYO flood insurance Agents WYO Policy commissions;
     - Issuance, control and accounting for disbursements for WYO Policy premium refunds, WYO Policy commissions.

     g)   Financial Accounting.
     - Issuance, control and accounting for disbursements for general expenses;
     -    Day-to-day management of short term cash;
     -    Provide reasonable and customary financial management reports.

     h)   Treasury.
     -    Receive and post WYO Policy payments;
     - Issuance, control and accounting for disbursements of WYO Policy premium related expenses;
     -    Bank reconciliation of WYO Policy premium disbursements;
     -    OCR WYO Policy payment processing;
     -    Mortgagee billing.

     i)   Agency Administration.
     -    Agent of record assignment and control;
     -    1099 reporting;
     -    Maintain WYO flood insurance Agent files.

     j)   Print & Distribution Services.
     -    Automated document library;
     -    Electronic document assembly;
     -    Electronic document archival/retrieval;
     -    Automated finishing/insertion facility;
     -    Mail pre-sort facility;
     - Mailing WYO Policy, WYO Policy billings and WYO Policy renewals (including postage and supplies);

     -    Document Imaging.

     k)   System Administration.
     - Availability of Proprietary System to Customer and Customer's WYO Policy claim vendor;
     -    Process daily, weekly, monthly, and annual cycles;
     - Internet processing capabilities subject to Internet use limitations specified in Schedule B.
     -

3)   CASH MANAGEMENT.

     a) Banking Arrangement. IMS and Customer shall establish a banking arrangement that complies with the Arrangement and other WYO Flood program requirements, and which will provide for the establishment of an NFIP restricted account ("Restricted Account") with Customer as custodian, and a FEMA letter of credit ("Letter of Credit"), with additional accounts as needed to facilitate WYO Flood Program operations, all in conformity with FEMA/FIA guidelines. Customer shall grant specific IMS' employees check-signing authority on any Restricted Account and the authority to initiate appropriate drawdowns against Customer's Letter of Credit, in order for IMS to act on Customer's behalf in making disbursements for Customer liabilities established by the Arrangement, the WYO Flood Program, and this Agreement. All such authorizations shall be in writing and may be revoked, amended or modified at any time by Customer upon thirty (30) days advanced written notice to IMS. Notwithstanding the foregoing, IMS shall not draw down on Letter of Credit for an amount that exceeds $50,000.00 without prior approval from the Chief Financial Officer of Customer, which approval shall not be unreasonably withheld and shall be given within 24 hours of the request being made by IMS.

     b) Premium Remittance - IMS shall establish procedures, as determined by FIA, for a timely deposit and remittance of funds to the U.S. Treasury via authorized automatic clearinghouse mechanism. Gross premium collected by IMS, for WYO Flood program business written under this Agreement, shall be remitted to the FIA by IMS net of the established NFIP Expense Allowance. ("Allowance"), which Allowance expenses to be paid under the Allowance include Carrier's operating and administrative expenses.

     c) Financial Data - IMS shall maintain supporting documentation for all bank accounts over which it has authority. On a monthly basis, IMS shall prepare financial data, reflecting all debits and credits with respect to WYO Flood Program business administered under this Agreement, including agents' commissions and IMS' Service Fees paid.

     d) WYO Flood Program Reimbursements - Any WYO Flood Program reimbursements made pursuant to the Arrangement, including, but not limited to, those for the unallocated loss adjustments expenses, the allocated loss adjustments, and for approved special allocated loss adjustments expenses, shall be payable to IMS upon receipt by Customer.

     e) Marketing Goals - Customer shall maintain responsibility for any risk, or shall be entitled to any reward, that may be associated with achieving or failing to achieve any marketing goal set by the FIA or FEMA.

4) CLAIM ADMINISTRATION. IMS shall provide Claims administration in accordance with the Arrangement, the Financial Control Plan and the Agreement, which claim administration processing services are outlined below. Any litigation costs not reimbursed by FEMA would be the responsibility of the Customer. IMS may also rely on the information and direction contained in the WYO Flood Program Claims Manual, the FEMA Adjuster Manual, the Flood Insurance Agent's Manual, the Standard Flood Insurance Policy, the WYO Operational

Overview, and/or other WYO Flood Program instructional material.

a) Claim Management Facilitation.
- Twenty-four (24) hour reporting capability, first notice of loss, coverage for verification and WYO Policy claim;
-  Investigation of WYO Policy claim;
-  Fast track unit;
-  Reinspection and audit;
-  Claims handling standards/best practices;
-  Claim check issuance;
-  Management reports;
-  WYO Policyholder satisfaction surveys;
-  Special Investigation Unit ("SIU") services;
-  Salvage & subrogation claim processing;
-  Litigation support.

b) Catastrophe Preparation and Response.
- Preparedness by developing media reference guides and notices, adjuster workshops, and training manuals; provide storm tracking; reserve equipment and supplies; establish procedures;
- Response in case of a catastrophic event by establishing and staffing satellite service centers; automating the distribution of claims to adjusters; internal examinations/external reinspections;
- Recovery by providing management reports, audit/reinspection program, SIU and oversight operations.

5) ADJUSTING FIRM. IMS' Colonial Catastrophe Claims Service will be the authorized adjusting firm ("Adjusting Firm") for all claims adjusting work on behalf of Customer. However, Customer may designate a different Adjusting Firm with thirty (30) days written notice to IMS.

6) DISASTER RECOVERY PLAN. IMS shall perform its' full range Disaster Recovery Plan on an annual basis. Customer has the right to observe the Disaster Recovery Plan at its own expense, provided that it has requested in writing to participate within thirty (30) days of planned execution.

6) STATISTICAL REPORTING. IMS shall maintain Customer's data within IMS' policy, claims and general ledger systems. IMS shall prepare and submit to FIA, monthly financial and statistical reports, reconciliation reports, certifications, and statistical tapes on Customer's behalf, in accordance with WYO Flood Program Accounting Procedures and the Transaction Record Reporting and Processing Plan ("TRRP Plan").

7) SPECIAL SERVICES.

   a) Audit -- At Customer's expense and at IMS' premises, IMS shall conduct a biennial audit of any and all WYO Flood Program business written by Customer pursuant to this Agreement. IMS shall select and independent auditor and Customer shall accept the appointment of the proposed independent auditor if the estimate of the audit does not exceed $2,500. If the estimated audit expense of the IMS selected independent auditor is above $2,500 then IMS shall present the estimate to Customer and Customer shall have the option of selecting their own independent auditor to conduct the audit or proceed with the independent auditor selected by IMS.

   b) Zone Determination Services -- IMS shall provide flood zone determinations to the Customer (or Customer's agents) to assist in writing a WYO Policy to be placed with the Customer and administered by IMS.

   c) Rating Software -- IMS will also make available to Customer and/or Customer's Agents, Proprietary Systems (specifically rating software) rating software for the ability to provide quotations, prepare new business applications, endorsements and cancellation of the WYO Policy.

   d) Training -- Upon Customer's request and excluding travel expenses, IMS will provide one training to Customer and/or Customer's Agents. Customer will provide the training facility. Additional requests for training will be charged at One Hundred and Twenty Five Dollars ($125) per day plus reasonable per diem and travel expenses incurred.

   e) Marketing Material. IMS will make available to Customer its marketing or promotional materials, which IMS may customize and produce for Customer at Customer's expense.

   f) Agency Rollover Services. Within a reasonable time of Customer's request, IMS will provide rollover services to those Customer agents that wish to roll over 500 or more WYO Policies in their book of business to Customer. In the event that there are several Agents within a concentrated geographical area wishing to roll over 500 or more WYO Policies to Customer, IMS will provide rollover service to all Agents within that area at the same time. Due to the potential size of the project, IMS will need Customer to provide a full listing of Agents, location and size of business. IMS will create a schedule to perform this service.

   g) Additional Fees & Services. Additional services not specified in this Agreement may be provided by as mutually agreed upon in writing between the Customer and IMS in writing.

8) INTERNET SERVICES
   IMS will facilitate a process whereby Agents may gain Internet access to IMS' website. The access will allow the Agents to acquire a zone determination, quote, issue, endorse and cancel a Policy. In order for an Agent to utilize the this Internet process, the Agent and Customer must be willing to provide an electronic transfer of funds (EFT) to IMS. Processing business through the Internet shall be subject to the Internet Use Milestones specified in SCHEDULE B.